UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2012

GENIUS BRANDS INTERNATIONAL, INC.

(Name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization) 5820 Oberlin Drive, Suite 203 (Address of principal executive offices)	000-54389 (Commission File Number)	20-4118216 (I.R.S. Employer Identification Number) 92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 450-2900

(Former name or former address, if changed since last report)

Copies to:

Gregory Sichenzia , Esq.

Marcelle S. Balcombe, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32 nd Floor

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Debenture and Warrant Transaction

On June 27, 2012, Genius Brands International, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Hillair Capital Investments L.P. ("Hillair") whereby the Company issued and sold (the “Debenture and Warrant Transaction”) to Hillair (i) a $1,000,000 16% senior secured convertible debenture due June 27, 2014 (the “Debenture”), and (ii) a common stock purchase warrant (the “Debenture Warrant”) to purchase up to 5,000,000 shares of the Company’s common stock (the “Common Stock”).  The initial closing of the Debenture and Warrant Transaction occurred on June 27, 2012 (“Original Issue Date”).

The Company issued to Hillair the Debenture and the Debenture Warrant for the purchase price of $1,000,000. At any time after the Original Issue Date until the Debenture is no longer outstanding, the Debenture shall be convertible, in whole or in part, into shares of Common Stock at the option of Hillair, subject to certain conversion limitations set forth in the Debenture. The conversion price for the Debenture is $0.21 per share, subject to adjustments upon certain events, as set forth in the Debenture.  Interest on the Debenture accrues at the rate of 16% annually and is payable quarterly on February 1, May 1, August 1 and November 1, beginning on November 1, 2012, on any redemption, conversion and at maturity. Interest is payable in cash or at the Company’s option in shares of the Company’s common stock; provided certain conditions are met. Commencing on December 27, 2013, the Company will be obligated to redeem a certain amount under the Debenture on a quarterly basis, in an amount equal to $250,000 on each of December 27, 2013 and March 27, 2014 and $500,000 on June 27, 2014 (the “Required Redemption Amount”) for each quarter, until the Debenture’s maturity date of June 27, 2014.  In lieu of a cash redemption and subject to the Company meeting certain equity conditions described in the Debenture, the Company may elect to pay the Required Redemption Amount in shares based on a conversion price equal to the lesser of  a) $0.21, subject to adjustments upon certain events,  b) 90% of the lesser of (i) the average of the volume weight average price for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Interest Payment Date or (ii) the average of the volume weight average price for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the date the applicable Interest Conversion Shares are issued and delivered if such delivery is after the Interest Payment Date. Upon any Event of Default (as defined in the Debenture), the outstanding principal amount of the Debenture, plus liquidated damages, interest and other amounts owing in respect thereof through the date of acceleration, shall become, at Hillair’s election, immediately due and payable in cash.  Commencing five days after the occurrence of any Event of Default, the interest rate on the Debenture shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. The Company is subject to certain non-financial covenants under the Debenture.

The Debenture Warrants may be exercised at any time on or after June 27, 2012 and on or prior to the close of business on June 27, 2017, at an exercise price of $0.33 per share, subject to adjustments upon certain events.  The Debenture Warrants contain full anti-dilution protective provisions as described therein.

To secure the Company’s obligations under the Debenture, the Company granted Hillair a security interest in certain of its property to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the Debenture in accordance with that certain Security Agreement, dated as of June 27, 2012.

National Securities Corporation acted as placement agent to the Company in connection with the Debenture and Warrant Transaction and received commissions of 8% of the gross proceeds and a five year warrant to purchase 380,952 shares of the company’s common stock at a price of $0.33 per share, which warrant contained terms substantially similar to the Debenture Warrants.

On June 28, 2012, the Company issued a press release regarding the Debenture and Warrant Transaction. A copy of the press release is attached hereto as Exhibit 99.1, which is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Exhibit 99.1 shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference herein.

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Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above, which disclosures are incorporated herein by reference.

The issuance of the securities described above were completed in accordance with the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Securities Purchase Agreement dated June 27, 2012

10.2	Security Agreement dated June 27, 2012

10.3	16% Senior Secured Convertible Debenture due June 27, 2014

10.4	Common Stock Warrant

10.5	Form of Subordination Agreement

99.1	Press Release dated June 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Date: July 3, 2012	By:	/s/ Klaus Moeller
	Name:	Klaus Moeller
	Title:	Chief Executive Officer

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